EXHIBIT 10.1
December 27, 2006
Kevin Thimjon
11551 Ridge Valley Court
Zionsville, IN 46077
Dear Kevin:
Bell Industries Inc. (“Bell” or the “Company”) is pleased to make you the following offer of employment for the salaried, exempt position of Chief Financial Officer of Bell. This offer letter shall become effective on the Starting Date indicated below and will continue until the second anniversary of the Starting Date, unless terminated earlier as described in the “Termination of Employment” and “Resignation of Employment” paragraphs below (the “Initial Term”). The Initial Term will be automatically extended for successive one-year periods from the second anniversary of the Starting Date (each an “Extended Term”) unless either you or Bell gives the other written notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or any Extended Term.

Position:	Chief Financial Officer.

Duties:	Such duties as the Board of Directors of Bell shall from time to time assign to you. You shall report directly to the Chief Executive Officer of Bell. At Bell’s request, you shall serve Bell and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation shall not be increased beyond that specified below.

Exclusivity:	During the Initial Term, and the Extended Term, if any, you agree to devote substantially all of your business time, energy, skill and best efforts to the performance of your duties hereunder in a manner that will faithfully and diligently further the business and interests of Bell. Without limiting the foregoing, it is specifically agreed that you may devote up to (5) hours per week as a paid consultant performing Liquidating Agent duties for USOP Liquidating, LLC, provided, however, that such work shall not interfere with your duties to Bell, that your duties and obligations to Bell shall take precedence over such work and that the majority of such work shall be performed during non-business hours. You may serve on boards of directors of companies or organizations not affiliated or in competition with Bell only to the extent you receive the prior written approval of Bell’s Board of Directors.

Base Annual Salary:	$210,000. Paid bi-weekly in the amount of $8,076.92 gross, subject to applicable withholdings. Bell issues paychecks bi-weekly.

Starting Date:	January 8, 2007
Incentive Compensation: In addition to your Base Annual Salary, you shall be eligible for an annual bonus of up to 50% of your Base Annual Salary.

Stock Options: Bell will recommend that the Compensation Committee of the Board of Directors grant you non-qualified stock options for 125,000 shares of Bell common stock. Such stock options shall be granted at a per share exercise price as follows: (i) options to purchase 50,000 shares shall be granted at a per share exercise price equal to the fair market value of the shares on the date of grant, (ii) options to purchase 25,000 shares shall be granted at a per share exercise price of $4.00, (iii) options to purchase 25,000 shares shall be granted at a per share exercise price of $6.00, and (iv) options to purchase 25,000 shares shall be granted at a per share exercise price of $8.00. Vesting will occur on the following schedule: 20% of options shall vest immediately, and an additional 20% of options shall vest on each of the first, second, third and fourth anniversaries of the date of grant until 100% of options are vested. You may be eligible for future grants of options from time to time as recommended by the CEO and approved by the Compensation Committee of Bell’s Board of Directors.
Termination of Employment: Bell may terminate your employment for Cause or without Cause. The effective date of your termination will be the date specified by Bell in its written notice to you of its decision to terminate your employment. For purposes of this employment agreement, “Cause” shall mean the occurrence of any one or more of the following events : (i) your willful failure to perform or gross negligence in performing the duties owed to Bell ; (ii) your commission of an act of fraud or dishonesty in the performance of your duties ; (iii) your conviction of, or entry by you of a guilty or no contest plea to, any felony or any misdemeanor involving moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving Bell; (iv) any breach of the non-disclosure, non-competition or non-solicitation provisions set forth below or the unauthorized dissemination of Confidential Information, as defined below; (v) any failure or refusal to perform any lawful directive of Bell’s Chief Executive Officer or the Board of Directors ; (vi) any breach of your fiduciary duty or duty of loyalty to Bell ; or (vii) your failure or inability to perform your obligations to Bell for 60 consecutive days or for a total of 120 days in any 12-month period as a result of disability or as a result of any other reason.
You may terminate your employment under this agreement and resign for Good Reason by notifying Bell, in writing, of your resignation decision and specifying in detail as to the reasons that you believe you may terminate this for Good Reason, including the specific provision below that is applicable to your resignation. Your resignation notice will become effective fifteen (15) days following the receipt of the notice by Bell.. “Good Reason” for this purpose means the occurrence of any one or more of the following events, without your prior written consent (unless Bell cures the circumstances constituting Good Reason prior to the termination or resignation date): (i) a material reduction in your titles, duties, authority and responsibilities; (ii) Bell reduces your annual Base Salary; (iii) Bell relocates your principal work location from Indianapolis, Indiana by more than 50 miles.
If Bell terminates your employment or if you resign for Good Reason, you will be entitled to Severance Compensation and benefits as follows:
          (1) Termination By Bell Without Cause or Resignation By You For Good Reason and Without Change In Control. You will receive:
•	A severance amount equal to six months of Base Annual Salary payable in one lump-sum payment within thirty (30) days of the termination date.

•	An additional 20% of any unvested stock option grant shall vest and shall remain exercisable with respect to the vested portion for a period of forty-five (45) days.

•	For the period of six months following the date of termination, group health insurance coverage at least equal to that which would have been provided to you if your employment had not been terminated or, at Bell’s election, payments for the applicable COBRA premium for such coverage, provided however, that if you obtain other employment during this six month period, and if you are eligible to receive group health coverage under another employer’s plan, this benefit shall immediately cease.
You are not required to mitigate amounts payable to you under this paragraph by seeking other employment or otherwise,
          (2) Termination By Bell Without Cause or Resignation By You For Good Reason Within 12 Months Of A Change In Control. You will receive:
•	A severance amount equal to one year of Base Annual Salary plus full annual bonus, payable in one lump-sum payment within thirty (30) days of the termination date.

•	All unvested stock options grants shall vest and shall remain exercisable with respect to the vested portion for a period of forty-five (45) days.

•	For the period of one year following the date of termination, group health insurance coverage at least equal to that which would have been provided to you if your employment had not been terminated or, at Bell’s election, payments for the applicable COBRA premium for such coverage, provided however, that if you obtain other employment during this one year period, and if you are eligible to receive group health coverage under another employer’s plan, this benefit shall immediately cease.

•	You are not required to mitigate amounts payable to you under this paragraph by seeking other employment or otherwise.
          For purposes of this employment agreement, a “Change In Control” shall be defined as set forth on the last page of this letter.
          (3) Termination For Cause With or Without A Change In Control. You will not be entitled to any severance compensation or other benefits.
Voluntary Resignation of Employment: You may voluntarily and without Good Reason resign your employment with Bell by notifying Bell, in writing, of your resignation decision. Your resignation notice will become effective sixty (60) days following the receipt of the notice by Bell, provided however that Bell reserves the right, in its sole discretion, to accelerate your resignation date. If Bell accelerates your resignation date, the date to which the resignation is accelerated shall be the effective date of your resignation. On the effective date of your resignation, you shall be entitled to all accrued salary and benefits, but shall not be entitled to any severance compensation or other benefits, except as required by law. Upon such resignation by you any and all equity interests that have been granted to you and that have not vested shall terminate and be of no further force or effect.
Employee Benefits: During the Initial Term and any Extended Term while you are employed by Bell, you will be entitled to receive the same benefits as Bell makes generally available from time to time to Bell’s senior executives, as those benefits may be modified, reduced or eliminated from time to time. Vacation, medical and dental insurance, profit sharing, and other rights and benefit plans will be available to you as set forth in Bell’s Employee Handbook. Such rights, programs and benefit plans may be revised from time to time at Bell’s sole discretion. Your eligibility for medical and dental benefits is effective the first day of your employment. You will be eligible for four (4) weeks of vacation, on accrual basis, during your first full year of employment. With the exception of any contrary provision in this letter, or in any other document or agreement between you and Bell, the terms of your employment are at all times subject to the provisions of Bell’s Employee Handbook, as said Handbook may be changed from time to time by Bell in its sole discretion.

Non-Disclosure of Confidential Information: You acknowledge that in your employment with Bell, you will occupy a position of trust and confidence. You agree that during your employment with Bell and at any time thereafter, except as may be required to perform your job duties for the benefit of Bell or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding Bell. “Confidential Information” shall mean any non-public or proprietary information regarding Bell, its business and customers, in whatever form, tangible or intangible, that is not disclosed publicly by Bell, including (without limitation) any proprietary knowledge, trade secrets, designs, products, inventions, business practices, programs, processes, techniques, know-how, management programs, methodology, financial information, pricing and fee information, agreements and arrangements with affiliated companies, employee files, personnel records, internal corporate records, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, client, consultant and customer lists and any and all other materials and information pertaining to Bell or its business to which you have been exposed or have access to as a consequence of your employment with Bell. You acknowledge that such Confidential Information is specialized, unique in nature and of great value to Bell, and that such information gives Bell a competitive advantage. You agree to deliver or return to Bell, at Bell’s request at any time or upon termination of your employment all Confidential Information (and all copies thereof) furnished by Bell or prepared by you during your employment with Bell.
Ownership of Rights: You acknowledge and confirm that Bell shall own, in perpetuity, throughout the universe, all right, title and interest in and to the results and proceeds of your services to Bell and all material produced and/or furnished by you, of any kind and nature whatsoever, it being understood and agreed that Bell hereby acquires the maximum rights permitted to be obtained by Bell in all proprietary rights and information. Any such materials and/or ideas submitted to Bell hereunder automatically shall become the property of Company, and you hereby transfer and agree to transfer and assign to Company all of said rights and materials (including, without limitation, all copyrights and similar protections, renewals and extensions of copyright, and any and all causes of action that may have accrued in your favor for infringement of copyright), it being understood that you, for purposes of your employment with Bell, are acting entirely as Company’s executive for hire. You agree that you will, at Company’s request, execute and deliver to Company or procure the execution and delivery to Company of such documents or other instruments which Company may from time to time deem reasonably necessary or desirable to evidence, maintain and protect its rights hereunder and to carry out the intent and purposes of this Agreement and to convey to Company all rights in and to the material supplied to Company by you in this employment agreement.
Non-Competition: You agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment with Bell, during which you are providing any services to Bell, or during which you are receiving severance pay or other compensation or benefits from Bell you shall not, directly or indirectly, without the prior written consent of Bell, provide consultative services or otherwise provide services to, own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is engaged in any business that is a competitor to any of Bell’s businesses or the businesses of any subsidiary or affiliate of Bell; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than five percent (5%) of the voting stock of any publicly traded corporation not shall alone constitute a violation of this Agreement.

Non-Solicitation: You agree that you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during your employment and for a period of one (1) year after end of your employment with Bell: (a) directly or indirectly solicit the employment or engagement of, or otherwise induce or entice away from the employment or engagement of Bell or any affiliated entity, either for your own benefit or for any other person or entity, any employee or consultant who was employed or engaged by Bell or any such affiliated entity during the term of your employment, whether or not such employee or consultant would commit any breach of his/her contract of employment or consulting arrangement by reason of his/her leaving the service of Bell or any affiliated entity; or (b) directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of Bell to terminate, discontinue, renegotiate or otherwise cease or modify its or their relationship with Bell or any affiliated entity. You expressly acknowledge and agree that the restrictions contained in this paragraph are reasonably tailored to protect Bell’s Confidential Information and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever, any one or more of the restrictions in this paragraph shall (either taken by itself or themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of Bell, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.
Acceptance: This offer is effective immediately and may be accepted by your signing and dating a copy of this document and returning it to me on or before close of business on December 29, 2006. If not so accepted by that time, this offer will be deemed withdrawn and will be no further in force or effect. Any representations that may have been made to you concerning the terms or conditions of employment, whether orally or in writing, are cancelled and superseded by this letter. Any modifications to the terms of your employment must be confirmed to you in writing to be valid and enforceable and your election to continue in Bell’s employ after such confirmation will be deemed to be your agreement to such modifications. You will also be asked to bring to your first day of work documents outlined on the attached “Employment Eligibility Verification” document. This is necessary in order to complete your employment eligibility paperwork as required by Federal law.
Governing Law: Your principal work location will be Indianapolis, Indiana, with travel as required to perform the duties of your job. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.
Arbitration: Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement, will be settled by final and binding arbitration by a single arbitrator to be held in Indianapolis, Indiana, in accordance with the American Arbitration Association national rules for resolution of employment disputes then in effect, except as provided herein. The arbitrator selected shall have the authority to grant any party all remedies otherwise available by law, including injunctions, but shall not have the power to grant any remedy that would not be available in a state or federal court. The arbitrator shall have the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The arbitrator shall have the powers granted by Indiana law and the rules of the American Arbitration Association which conducts the arbitration, except as modified or limited herein. Notwithstanding anything to the contrary in the rules of the American Arbitration Association, the arbitration shall provide (i) for written discovery and depositions as necessary to prosecute or defend the matter in the discretion of the arbitrator and (ii) for a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based which shall be issued no later than thirty (30) days after a dispositive motion is heard and/or an arbitration hearing has completed. To the maximum extent allowed by law, each party to the arbitration shall split equally the fees and administrative costs charged by the arbitrator and American Arbitration Association. You and Bell shall have the same amount of time to file any claim against the other as we would have if the claim had been filed in state or federal court. In conducting the arbitration, the arbitrator will follow the rules of evidence of the State of Indiana (including but not limited to all applicable privileges), and the award of the arbitrator must follow Indiana and/or federal law, as applicable. The arbitrator will be selected by the mutual agreement of the parties. If the parties cannot agree on an arbitrator, the parties shall alternately strike names from a list provided by the American Arbitration Association until only one name remains. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover his or its reasonable attorneys’ fees and costs, including the costs or fees charged by the arbitrator and the American Arbitration Association, to the extent allowed by law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.
Kevin, we appreciate your interest in this opportunity at Bell Industries and we look forward to a mutually rewarding relationship.
Employer:
Bell Industries, Inc.

By:	/s/ John Fellows	Date: January 5, 2007
John Fellows, CEO

Employee:

/s/ Kevin Thimjon		Date: December 28, 2006

Kevin Thimjon

Employment Eligibility Verification
Employee offers One (1) of the following documents:
•	U.S. Passport (expired or unexpired)
•	Certificate of U.S. Citizenship
•	Certificate of Naturalization
•	Unexpired foreign passport with I-551 stamp or attached I-94
•	Alien Registration Receipt Card with photograph
•	Unexpired Temporary Resident Card
•	Unexpired Employment Authorization Card
•	Unexpired Reentry Permit
•	Unexpired Refugee Travel Document
•	Unexpired Employment Authorization Document issued by the INS with photograph
OR
Employee offers One (1) of the following documents:
•	Driver’s license or ID card issued by a state with photograph
•	ID card issued by federal, state or local government agencies with photograph
•	School ID card with photograph
•	Voter’s registration card
•	U.S. Military Card or draft record
•	Military dependent’s ID card
•	U.S. Coast Guard Merchant Mariner Card
•	Native American tribal document Driver’s license issued by a Canadian government
(Under 18 Only)
•	School record or report card
•	Clinic, doctor or hospital record
•	Day-care or nursery school record
AND
Employee offers One (1) of the following documents:
•	U.S. Social Security Card
•	Certification of Birth Abroad
•	Original or certified copy of a birth certificate
•	Native American tribal document
•	U.S. Citizen ID Card
•	ID Card for use of Resident Citizen in the United States
•	Unexpired Employment Authorization Document (other than I-688B)

CHANGE IN CONTROL
      (a) Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Exchange Act and the rules there under) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Bell that represent greater than 35% of the combined voting power of Bell’s then outstanding voting securities, other than any transaction or event resulting in the beneficial ownership of securities:
     (i) By a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Bell or any person controlled by Bell or by any employee benefit plan (or related trust) sponsored or maintained by Bell or any person controlled by Bell , or
     (ii) By Bell or a corporation owned, directly or indirectly, by the stockholders of Bell in substantially the same proportions as their ownership of the stock of Bell, or
     (iii) Pursuant to a transaction described in clause (b) below that would not be a Change in Control under clause (b), or
     (iv) The beneficial ownership of voting securities by Newcastle Capital Management, L.P., or any Affiliate thereof, as defined in Rule 12b-2 of the Exchange Act; or
      (b) The consummation by Bell of (i) a merger, consolidation, reorganization, or business combination or (ii) a sale or other disposition of all or substantially all of Bell’s assets (in a single transaction to a single acquirer and not as a result of the sale, lease or other disposition of one or more divisions or subsidiaries of Bell in separate transactions or a series of related transactions) or (iii) the acquisition of assets or stock of another entity, in each case, other than a transaction:
     (A) which results in Bell’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Bell or the person that, as a result of the transaction, controls, directly or indirectly, Bell or owns, directly or indirectly, all or substantially all of Bell’s assets or otherwise succeeds to the business of Bell (Bell or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, or
     (B) after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in Bell prior to the consummation of the transaction.
For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Bell’s stockholders, and for purposes of clause (b) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Bell’s stockholders.